EXHIBIT 23

                              ACCOUNTANTS' CONSENT


The Board of Directors
Zygo Corporation:


We consent to incorporation by reference in Registration Statements No. 33-62087, No. 33-57060, No. 33-20880, and No. 33-34619 on Forms S-8 of Zygo
Corporation of our reports dated August 11, 1995, relating to the consolidated balance sheets of Zygo Corporation and consolidated subsidiary as of June 30, 1995, and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended June 30, 1995, which reports appear in or are incorporated by reference into the June 30, 1995 Annual Report on Form 10-K405 of Zygo Corporation.


KPMG PEAT MARWICK LLP



Hartford, Connecticut
September 26, 1995